Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Hamid Shokrgozar	Michael Brod
	White Electronic Designs Corp.	White Electronic Designs Corp.
	602-437-1520	917-576-1043
	hamid@whiteedc.com	mbrod@whiteedc.com

White Electronic Designs Acquires Interface Data Systems, Inc.

Strategic Acquisition Further Diversifies The Company
White Electronic Designs Expects The Acquisition to be Accretive
to Its Operating Earnings

Phoenix, Arizona — January 23, 2003 White Electronic Designs Corporation (NASDAQ: WEDC) announced today that it has acquired privately held Interface Data Systems (IDS). The total purchase price includes $9 million in cash and approximately 577,000 shares of White’s common stock, and assumed certain IDS employee stock options and warrants.

IDS will be operated as a wholly owned subsidiary of White Electronic Designs and approximately 200 employees from IDS have joined the Company.

Interface Data Systems (IDS) based in Phoenix, Arizona designs and manufactures membrane keypads, silver flexible circuits, graphic overlays, sensors, electroluminescent lamps (EL), control panels, keypad/controller assemblies, and handheld and desktop electronic devices for original equipment manufacturers. IDS currently serves the home appliances, consumer electronics, industrial process controls, medical and communications industries. The Company maintains manufacturing facilities in Phoenix, Arizona and Columbus, Ohio and has an extensive network of strategic manufacturing alliances in China and Taiwan.

Hamid Shokrgozar, president and CEO of White Electronic Designs stated, “This acquisition adds considerable breadth to our corporation’s core competencies and complements both the microelectronic and display divisions of our company. With this acquisition, we believe we now have the ability to integrate the latest sensor technology with our display and electronic products to manufacture a complete system. We believe these products will enable White Electronic Designs to present to its military and commercial customers, a fully integrated solution. Additionally, we expect to offer to our military customers Electronic Component Assemblies (ECA’s), which will allow us to increase our existing product offerings with value-added services. We also expect that the capabilities acquired through IDS will become the focal point for our current divisional core technologies, allowing us to complete there the integration of our various components into a finished system for customers. We anticipate the acquisition will allow our entry into completely new markets with much larger revenue potential.”

IDS is expected to contribute approximately $24 million in revenue annually to White Electronic Designs’. White Electronic Designs expects the acquisition to be accretive to White’s operating earnings.

White Electronic Designs Corporation designs, develops and manufactures innovative solutions for three high technology sectors in military, industrial and commercial markets; advanced semiconductor packaging, high-density memory products and state-of-the-art microelectronic multi-chip modules for data communications and telecommunications providers, defense and aerospace system suppliers; ruggedized high-legibility flat panel display for commercial/military aircraft and ordnance delivery systems; interface storage and retrieval devices, and electromechanical assemblies for OEM’s in commercial and military markets. White is headquartered in Phoenix, Arizona, and has design and manufacturing centers in Arizona, Massachusetts, Indiana, and Oregon. To learn more about White Electronic Designs Corporation’s business, as well as employment opportunities, visit our website, www.whiteedc.com. To learn more about White Electronic Designs’ subsidiary, Panelview Incorporated, visit its website at www.Panelview.com.

Cautionary Statement

This press release contains forward-looking statements including statements regarding the Company’s belief that we will be able to integrate sensor technology with our display products; the Company’s belief that the acquisition will enable us to present to our military and commercial customers, a fully integrated solution; the Company’s expectation of being able to offer to our military customers Electronic Component Assemblies, which will allow us to assimilate our existing products with value-added services; the Company’s expectation that the IDS acquisition will allow us to complete the integration of our various components into a finished system for customers; the Company’s anticipation that the acquisition will allow us to enter into completely new markets with much larger revenue potential; and the Company’s expectations of additional annual revenue of approximately $24 million and expectations that the acquisition of IDS will be accretive to White’s operating earnings, all of which speak only as of the date the statements are made. These forward looking statements are based upon management’s current expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: difficulties associated with successfully integrating White’s and IDS’s businesses and technologies; failure of the combined companies to retain and hire key executives, technical personnel and other employees; failure of the combined companies to successfully manage their changing relationships with customers, suppliers, value-added resellers and strategic partners; failure of the combined companies’ customers to accept new product offerings; failure to achieve anticipated synergies as a result of the merger; unanticipated costs of the development of the combined companies’ products and services and the timing of market acceptance of those products and services. Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward- looking statements are included in White Electronic Designs’ Annual Report on Form 10-K under the heading “Risk Factors”. Stockholders of White (WEDC) are cautioned not to place undue reliance on our forward-looking statements. White does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this press release, or to reflect the occurrence of unanticipated events.